EXHIBIT 99.1
                                                                    ------------

FOR IMMEDIATE RELEASE


      NETWORK-1 COMMENCES PATENT LITIGATION AGAINST CISCO SYSTEMS AND OTHER
                         MAJOR DATA NETWORKING COMPANIES


         SUIT AGAINST CISCO SYSTEMS, LINKSYS, FOUNDRY NETWORKS, EXTREME
       NETWORKS, 3COM CORPORATION, ENTERASYS NETWORKS, NETGEAR, AND ADTRAN
        INVOLVES NETWORK-1'S REMOTE POWER PATENT AND POWER OVER ETHERNET
                                   TECHNOLOGY.

NEW YORK, FEBRUARY 11, 2008 - Network-1 Security Solutions, Inc. (OTC BB: NSSI) announced today that it has initiated patent litigation against several major data networking equipment manufacturers in the United States District Court for the Eastern District of Texas, Tyler Division, for infringement of United States Patent No. 6,218,930 (the "Remote Power Patent").

     Named as defendants in the lawsuit are Cisco Systems, Inc., Cisco-Linksys, LLC (Nasdaq: CSCO), Enterasys Networks, Inc., 3Com Corporation, Inc., (Nasdaq:
3COM), Extreme Networks, Inc. (Nasdaq: EXTR), Foundry Networks, Inc., (Nasdaq:
FDRY), NETGEAR, Inc. (Nasdaq: NTGR), and Adtran, Inc. (Nasdaq: ADTRN).

     Network-1 seeks monetary damages based upon reasonable royalties as well as treble damages for the Defendants' continued willful infringement of the `930 Patent.

     The Remote Power Patent, entitled "Apparatus and Method for Remotely Powering Access Equipment Over a 10/100 Switched Ethernet Network", relates to, among other things, several key technologies used in equipment that complies with the IEEE 802.3af Power Over Ethernet (PoE) standard (the "PoE Standard") that was approved in June 2003 by the Institute of Electrical and Electronic Engineers (the "IEEE"). PoE governs the delivery of power over Ethernet cables in order to remotely power network connected devices including, among others, wireless switches, wireless access points, RFID card readers, VOIP telephones, and network cameras. The Remote Power Patent was granted by the United States Patent and Trademark Office on April 17, 2001 and expires on March 11, 2020.

     As previously disclosed, in August 2005 Network-1 initiated patent litigation against D-Link Systems and D-Link Corporation relating to the Remote Power Patent. After two years of litigation, Network-1 and D-Link entered into a full term license agreement covering D-Link's sale of all of its PoE products (including Ethernet switches, wireless access points, and network cameras) at a royalty rate of 3.25% of net sales, subject to adjustment.

     In addition, in November 2005, Network-1 and PowerDsine, Inc. settled all outstanding litigation and entered into a settlement agreement relating to the Remote Power Patent.

     "We have made repeated efforts, at considerable expense, to license the Remote Power Patent on reasonable terms to companies manufacturing, selling, and using equipment taking advantage of Power over Ethernet technology", said Corey
M. Horowitz, Chairman and CEO of Network-1. "In 2004, we initiated our licensing efforts by offering royalty bearing licenses on reasonable terms in a manner that would facilitate the growth of PoE. Instead, we were sued by PowerDsine, which resulted in a favorable mutual settlement agreement, and then forced to litigate for two years the merits of our case against D-Link that resulted in our first license."

     "We prefer licensing the Remote Power Patent to the PoE industry without the distraction and cost of litigation (as evidenced by our limited duration early adopter Power Up Licensing program in 2005-2006) but will take whatever action is necessary to protect our intellectual property rights and maximize shareholder value," Mr. Horowitz continued. "Unfortunately, many technology companies employ a multifaceted strategy which depends on expensive litigation, delay tactics, adverse public relations, and intense lobbying in order to avoid licensing intellectual property from small companies and inventors, leaving us with no choice but to respond with litigation."

     Network-1 has retained the law firm of Dovel & Luner (Santa Monica, California) and Ward & Smith PC (Longview, Texas) as its local counsel, to represent it in the litigation.

     Network-1 and Thinkfire Services, USA, LTD, its worldwide licensing partner, remain available to discuss licensing opportunities with PoE vendors wishing to take advantage of a level playing field for reasonable and non-discriminatory license terms, which will clarify outstanding intellectual property issues and promote the continued rapid growth of PoE.

About Power over Ethernet

     By taking advantage of PoE technology, companies can deploy next generation solutions such as Voice over IP and Wireless LAN's without having to run separate power cables. PoE technology provides numerous benefits including significant deployment savings and increased service reliability through centralized backup power. These benefits have caused analysts to identify PoE as a "must have" technology and vendors have responded with a wealth of new products offerings.

     Indeed, industry analysts expect PoE to become a defacto technology embedded in LAN Ethernet switches that power devices such as wireless access points, VOIP telephones, and network cameras, among others. Industry analysts project that in 2007 fully 20% of all Ethernet switch ports were PoE enabled and between 90 and 95% of IP Phones and Wireless Access Points were also so enabled. ABOUT NETWORK-1 SECURITY SOLUTIONS, INC.

     Network-1 Security Solutions, Inc. is engaged in the acquisition, development, licensing and protection of its intellectual property and proprietary technologies. It currently owns six patents covering various telecommunications and data networking technologies and is currently focusing its licensing efforts on its Remote Power Patent (U.S. Patent No. 6,218,930) covering the remote delivery of power over Ethernet networks. The Remote Power Patent was granted by the U.S. Office of Patents and Trademarks on April 17, 2001 and expires on March 11, 2020.

THIS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ADDRESS FUTURE EVENTS AND CONDITIONS CONCERNING THE COMPANY'S BUSINESS PLANS. SUCH STATEMENTS ARE SUBJECT TO A NUMBER OF RISK FACTORS AND UNCERTAINTIES AS DISCLOSED IN THE COMPANY'S QUARTERLY REPORT ON FORM 10-QSB FOR THE QUARTER ENDED SEPTEMBER 30, 2007 INCLUDING, AMONG OTHERS, THE ABILITY OF NETWORK-1 TO OBTAIN LICENSE AGREEMENTS FROM THIRD PARTIES FOR ITS PATENT PORTFOLIO, UNCERTAINTY OF PATENT LITIGATION, THE COMPANY'S ABILITY TO ACHIEVE REVENUES AND PROFITS FROM ITS PATENT PORTFOLIO, THE COMPANY'S ABILITY TO RAISE CAPITAL WHEN NEEDED, FUTURE ECONOMIC CONDITIONS AND TECHNOLOGY CHANGES AND LEGISLATIVE, REGULATORY AND COMPETITIVE DEVELOPMENTS. EXCEPT AS OTHERWISE REQUIRED TO BE DISCLOSED IN PERIODIC REPORTS, THE COMPANY EXPRESSLY DISCLAIMS ANY FUTURE OBLIGATION OR UNDERTAKING TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENT CONTAINED HEREIN.

Corey M. Horowitz, Chairman and CEO
Network-1 Security Solutions, Inc.
(212) 829-5770

Or

Alan Sheinwald, President
Alliance Advisors, LLC
asheinwald@allianceadvisors.net
(914) 669-0222